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SUBSERVICER COMPLIANCE STATEMENT
RE: J.P. Morgan Mortgage Trust 2007-A5 Mortgage Pass-Through Certificates: This Pooling and Servicing
Agreement, dated as of September 1, 2007 (the "Agreement"), by and among J.P. Morgan Acceptance
Corporation I, a Delaware corporation, as depositor (the "Depositor"), HSBC Bank USA, National Association,
as trustee (the "Trustee"), and U.S. Bank National Association, in its dual capacities as master servicer (the
"Master Servicer") and securities administrator (the "Securities Administrator"), and acknowledged by J.P.
Morgan Mortgage Acquisition Corp., a Delaware corporation, as seller (the "Seller"), for purposes of Sections
2.04 and 2.05 and JPMorgan Chase Bank, National Association, a national banking association, as a custodian and The Bank of New York Trust Company, National Association, as a custodian (each a "Custodian") for purposes of Sections 11.01, 11.02, 11.03, 11.06, 11.07, 11.09 and 12.16
The undersigned, each a duly authorized officer of Chase Home Finance LLC ("CHF"), do hereby certify that:
(1) CHF is a Subservicer under the Agreement
(2) A review of the activities of CHF during the calendar year ending December 31, 2007 and of the performance of CHF under the Agreement has been made under our supervision; and
(3) To the best of our knowledge, based on such review, CHF has fulfilled all its obligations under the Agreement in all material respects throughout such year.
Capitalized terms used but not defined herein shall have the meanings assigned in the Agreement.
Date: 02/28/2008
Chase Home Finance LLC,
as Subservicer
By: /s/ Kim Greaves
Name: Kim Greaves
Title: Senior Vice President
Servicing Manager
By: /s/ Jim Miller
Name: Jim Miller
Title: Senior Vice President Default
Servicing Manager